Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-58793 and 333-225085 on Form S-3 and Registration Statement Nos. 333-225087, 333-196095, 333-190425, 333-134637, 333-151261, 333-166991, 333-181713, and 333-211727 on Form S-8 of our reports dated February 12, 2021, relating to the consolidated financial statements of Meritage Homes Corporation and subsidiaries, and the effectiveness of Meritage Homes Corporation and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Meritage Homes Corporation for the year ended December 31, 2020.
/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
February 12, 2021